Exhibit 99.1

PBF Energy and PBF Logistics Announce the Departure of Chief Financial Officer

PARSIPPANY, NJ – November 29, 2022 – PBF Energy Inc. (NYSE: PBF) and PBF Logistics LP (NYSE: PBFX) today announced that C. Erik Young, Chief Financial Officer, has resigned to pursue other professional opportunities.  Mr. Young’s resignation will be effective December 20, 2022.  A search for potential internal and external candidates to replace Mr. Young will be conducted.

Mr. Young enjoyed a twelve-year career at PBF and has served as the Company’s CFO since 2014. Among his many accomplishments during his tenure with the Company, Erik oversaw the build out of PBF’s financial organization and helped the Company successfully navigate the turmoil brought about the global Pandemic.

Tom Nimbley, PBF Energy’s and PBF Logistics’ Chairman and CEO, said, “On behalf of the Boards of Directors and management team, I would like to thank Erik for all of his contributions to PBF Energy and PBF Logistics.  Erik has been a valuable member of our team and we wish him all the best with his future endeavors.”

About PBF Energy
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

About PBF Logistics PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

Forward-looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” (as that term is defined under the federal securities laws). These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond PBF Energy’s or PBF Logistics’ control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in PBF Energy’s or PBF Logistics’ filings with the SEC. All forward-looking statements speak only as of the date hereof. Neither PBF Energy nor PBF Logistics undertakes any obligation to revise or update any forward-looking statements except as may be required by applicable law.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994